EXHIBIT 99.1

Contact:

Patricia Baronowski
Pristine Advisers, LLC
(631) 756-2486

EQUUS ANNOUNCES RESULTS OF

ANNUAL SHAREHOLDER MEETING

HOUSTON, TX – May 8, 2020 – Equus Total Return, Inc. (NYSE: EQS) (“Equus” or the “Company”) announced the results of the Company’s Annual Meeting of Stockholders which took place on Thursday, May 7, 2020. The purpose of the meeting was to consider and approve the following three proposals:

(i)                 election of the following five director nominees, each for a term of one year:

•	Fraser Atkinson;
•	Kenneth I. Denos;
•	Henry W. Hankinson;
•	John A. Hardy; and
•	Robert L. Knauss;

(ii)               ratification of the appointment of BDO USA, LLP (“BDO”) as the Company’s independent accountants for the fiscal year ended December 31, 2020; and

(iii)             approval, on a non-binding advisory basis, of the compensation paid to the Company’s named executive officers in 2019.

Holders of 83.09% of the Company’s outstanding shares were present in person or represented by proxy at the Annual Meeting. Of approximately 9.4 million votes, on average, cast with respect to the five nominees for director, each nominee received approximately 8.8 million votes, or 94% of such votes cast, with approximately 0.5 million votes, on average, withheld.

The shareholders also overwhelmingly approved the appointment of BDO as the Company’s independent accountants for fiscal year 2020, with 11.0 million votes cast in favor the appointment, 0.2 million votes against, and 0.003 million votes abstaining.

With respect to a non-binding vote regarding compensation paid to the Company’s named executive officers in 2019, approximately 8.8 million votes were cast in favor, 0.5 million votes against, and 0.006 million votes abstaining.

The specific voting results of the Annual Meeting are set forth in the Company’s Current Report on Form 8-K filed today with the Securities and Exchange Commission.

About Equus

The Company is a business development company that trades as a closed-end fund on the New York Stock Exchange, under the symbol "EQS". Additional information on the Company may be obtained from the Company’s website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Company’s filings with the SEC. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statements are material.